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                                                                  EXHIBIT 23.6

                       CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Cendant Corporation

We consent to the use of our report incorporated by reference in the Amendment No. 2 to Registration Statement of Cendant Corporation on Form S-3 (No. 333-45227) with respect to the consolidated balance sheet of Davidson & Associates, Inc. and subsidiaries as of December 31, 1995 and the related consolidated statements of earnings, shareholders' equity, and cash flows and related schedule for each of the years in the two-year period ended December 31, 1995, and to the reference to our firm under the heading "Experts" in the prospectus. Our report appears in the Current Report on Form 8-K of Cendant Corporation dated January 29, 1998.


                                               /s/ KPMG Peat Marwick LLP


Long Beach, California
February 12, 1998